EXHIBIT 99.1

CONTACT:	FOR IMMEDIATE RELEASE
Janine Dusossoit
Vice President, Investor Relations	(610) 293-0600

SAFEGUARD ANNOUNCES 2004 FOURTH QUARTER
AND FULL-YEAR RESULTS

CEO Anthony Craig to Retire

Wayne, PA, March 10, 2005 – Safeguard Scientifics, Inc. (NYSE: SFE), a strategic growth partner for information technology and life sciences companies in the Time-to-Volume stage of development, today announced its operating results for the fourth quarter ended December 31, 2004.

For the three months ended December 31, 2004, Safeguard’s consolidated revenues from continuing operations were $42.9 million, compared with $42.5 million in the fourth quarter of 2003. Net loss from continuing operations in the fourth quarter of 2004 was $20.4 million, or $0.17 per share compared with net loss from continuing operations of $35.5 million, or $0.30 per share in the fourth quarter of 2003. Net loss in the fourth quarter of 2004 was $18.6 million, or $0.15 per share, compared with net loss of $32.9 million, or $0.28 per share in the fourth quarter of 2003. The 2004 figure includes impairment charges of $7.1 million, and the 2003 figure includes impairment charges of $23.1 million.

For the full year ended December 31, 2004, consolidated revenues from continuing operations were $156.7 million compared to $167.4 million in the same period a year ago. In 2003, the company’s revenues included approximately $11.0 million from holdings that were sold in late 2003 and early 2004. Net loss from continuing operations was $35.0 million, or $0.29 per share, compared to a net loss of $41.3 million from continuing operations, or $0.35 per share. Net loss was $54.8 million, or $0.46 per share, compared to a net loss of $33.3 million, or $0.28 per share.

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As previously reported, Safeguard completed the sale of its interest in CompuCom Systems on October 1, 2004. For the fourth quarter of 2004 and all periods reported, CompuCom results are shown as discontinued operations.

“We are pleased with the progress made by our companies in the fourth quarter of 2004. All our consolidated companies increased their revenues in the fourth quarter of 2004 compared to the third quarter,” said Anthony L. Craig, President and Chief Executive Officer of Safeguard Scientifics. “Safeguard’s strong balance sheet positions us well to continue facilitating the growth of our companies, as well as to consider acquisitions,” he said.

In a separate statement today, Safeguard Scientifics announced that President and Chief Executive Officer, Anthony L. Craig, intends to retire. Mr. Craig has agreed to remain as CEO until his successor is named. The Board of Directors has initiated a search for his successor.

Web Cast
Safeguard will host a conference call and Web cast on March 10, 2005 at 9:00 a.m. (ET) to discuss fourth quarter and full-year 2004 results. Interested parties may access the live Web cast through the Safeguard Web site at www.safeguard.com. Web participants are encouraged to go to the Web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. A replay of the Web cast will be archived and available at the Web site shortly after the call.

About Safeguard
Safeguard Scientifics, Inc. (NYSE: SFE) is a committed strategic growth partner for companies in the Time-to-Volume stage of development. Time-to-Volume companies are those that are generating revenues from a commercially viable product or service, but are facing new challenges as they scale their businesses to meet market opportunities. Focused primarily on the information technology and life sciences sectors, Safeguard generally acquires majority ownership interests in companies at this stage of growth. In addition to expansion capital, Safeguard provides its companies a wide range of operating and managerial expertise to drive their successful growth to become market leaders. For more information about Safeguard and its strategy, visit www.safeguard.com.

Forward-Looking and Cautionary Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. These forward-looking statements that could cause actual results to differ materially, include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, labor disputes, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company’s filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.

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Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2004	2003
Assets
Current Assets
Cash and cash equivalents, restricted cash and marketable securities — Parent	$162,378	$129,618
— Subsidiaries	19,170	15,247
Restricted marketable securities	3,771	—
Accounts receivable, net	37,677	33,363
Prepaid expenses and other current assets	8,974	7,278
Current assets of discontinued operations	—	333,150

Total current assets	231,970	518,656
Property and equipment, net	45,135	14,873
Ownership interests in and advances to companies	35,311	53,119
Long-term marketable securities	11,964	—
Long-term restricted marketable securities	13,045	—
Intangible assets, net	10,855	10,017
Goodwill	93,049	90,763
Other	12,483	19,830
Non-current assets of discontinued operations	—	129,228

Total Assets	$453,812	$836,486

Liabilities and Shareholders’ Equity
Current maturities of long-term debt	$5,337	$11,530
Other current liabilities	47,026	42,763
Current liabilities of discontinued operations	—	186,166

Total current liabilities	52,363	240,459
Long-term debt	21,329	2,537
Minority interest	11,652	14,557
Other long-term liabilities	12,665	13,152
Convertible subordinated notes	—	200,000
Convertible senior debentures	150,000	—
Non-current liabilities of discontinued operations	—	129,610
Total shareholders’ equity	205,803	236,171

Total Liabilities and Shareholders’ Equity	$453,812	$836,486

As a result of the sale of CompuCom, the assets and liabilities of CompuCom are reflected as a discontinued operation as of December 31, 2003. All prior periods have been reclassified to conform to this presentation. Certain other prior year amounts have also been reclassified to conform to the current year presentation.

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2004	2003	2004	2003
Revenue
Product sales	$3,034	$5,083	$8,397	$17,822
Service sales	39,826	37,388	148,312	149,616

Total revenue	42,860	42,471	156,709	167,438

Operating Expenses
Cost of sales — product	658	1,093	2,728	6,879
Cost of sales — service	29,473	23,974	102,271	93,278
Selling, general and administrative	23,950	25,388	103,771	110,812
Amortization of intangibles	1,348	4,111	5,129	9,499
Impairment	—	15,968	—	15,968

Total operating expenses	55,429	70,534	213,899	236,436

Operating loss	(12,569)	(28,063)	(57,190)	(68,998)
Other income (loss), net	(752)	653	38,804	48,930
Impairment — related party	(3,400)	—	(3,400)	(659)
Interest Income	1,072	359	2,628	2,197
Interest expense	(1,875)	(2,993)	(9,761)	(12,173)
Equity loss	(5,461)	(7,407)	(14,534)	(17,179)
Minority interest	2,543	1,848	8,428	6,754

Net loss from continuing operations before income taxes	(20,442)	(35,603)	(35,025)	(41,128)
Income tax benefit (expense)	81	76	24	(209)

Net loss from continuing operations	(20,361)	(35,527)	(35,001)	(41,337)
Discontinued operations, net of income taxes	1,759	2,643	(19,819)	8,006

Net Loss	$(18,602)	$(32,884)	$(54,820)	$(33,331)

Basic loss per share from continuing operations	$(0.17)	$(0.30)	$(0.29)	$(0.35)
Basic income (loss) per share from discontinued operations	0.02	0.02	(0.17)	0.07

Basic net loss per share	$(0.15)	$(0.28)	$(0.46)	$(0.28)

Diluted loss per share from continuing operations	$(0.17)	$(0.30)	$(0.29)	$(0.35)
Diluted income (loss) per share from discontinued operations	0.02	0.02	(0.17)	0.05

Diluted net loss per share (a)	$(0.15)	$(0.28)	$(0.46)	$(0.30)

Weighted average shares outstanding — basic and diluted	120,419	118,846	119,965	118,486

As a result of the sale of CompuCom, the results of CompuCom are shown as discontinued operations for all periods presented. Certain other prior year amounts have also been reclassified to conform to the current year presentation.

(a) If a consolidated or equity method public company has dilutive options or securities outstanding, dilutive net loss per share is computed first by deducting from net loss the income attributable to the potential exercise of the dilutive options or securities of the company.

Safeguard Scientifics, Inc.
Results of Segment Operations from Continuing Operations
(in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Revenues
Alliance	$24,140	$22,187	$93,148	$87,648
ChromaVision	2,883	3,142	9,769	11,928
Mantas	8,813	7,218	25,929	23,321
Pacific Title	6,113	6,826	25,609	31,528
Other Companies	884	3,026	2,162	12,697

Total Segment Results	42,833	42,399	156,617	167,122
Other Items	27	72	92	316

	$42,860	$42,471	$156,709	$167,438

Operating Income (Loss) (a)
Alliance	$(1,468)	$(16,261)	$(5,039)	$(18,344)
ChromaVision	(6,078)	(1,635)	(20,974)	(9,670)
Mantas	(180)	(4,803)	(11,512)	(21,059)
Pacific Title	279	619	1,226	5,674
Other Companies	(251)	(1,558)	(1,647)	(3,908)

Total Segment Results	(7,698)	(23,638)	(37,946)	(47,307)
Other Items	(4,871)	(4,425)	(19,244)	(21,691)

	$(12,569)	$(28,063)	$(57,190)	$(68,998)

Safeguard Share of Net Income (Loss) from Continuing Operations
Alliance (b)	$(1,553)	$(16,323)	$(5,336)	$(18,559)
ChromaVision (b)	(3,609)	(1,150)	(12,829)	(6,568)
Mantas (b)	(200)	(4,293)	(11,904)	(17,546)
Pacific Title (b)	287	514	1,157	4,851
Other Companies (c)	(5,684)	(7,391)	25,887	28,308

Total Segment Results	(10,759)	(28,643)	(3,025)	(9,514)
Other Items (d)	(9,602)	(6,884)	(31,976)	(31,823)

Net Loss from Continuing Operations	$(20,361)	$(35,527)	$(35,001)	$(41,337)

(a) Operating Income (Loss) represents the revenues less operating expenses of each segment, and excludes any allocation to minority interest.

(b) Safeguard Share of Net Income (Loss) from Continuing Operations includes the net results of each segment, including interest, adjusted for any amount allocated to minority interest.

(c) Other Companies, includes Laureate Pharma (which was acquired in December 2004), and those companies in which Safeguard has less than a majority interest, as well as our ownership in funds. Our share of Other Companies consists primarily of equity income (loss) and gains (loss) on companies, both of which are reported below the operating income (loss) line.

(d) Other Items includes corporate expenses and income taxes.